EXHIBIT 99.1

Diodes Incorporated Reports First Quarter 2016 Financial Results

Revenue Increases 8 Percent Year-Over-Year with First Full Quarter of Pericom;

Automotive Revenue Grows 60%

Plano, Texas – May 5, 2016 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today reported its financial results for the first quarter ended March 31, 2016.

First Quarter Highlights

•	Revenue was $222.7 million, which included the first full quarter of the Pericom acquisition, increasing 8.0 percent from the $206.2 million in the first quarter 2015 and 3.9 percent from the $214.4 million in the fourth quarter 2015;

•	Revenue excluding the contribution from Pericom was down 4.4 percent sequentially due to softness in the computing and communications markets along with weak domestic demand in China;

•	GAAP gross profit was $64.2 million, including a $3.1 million inventory valuation adjustment related to the Pericom purchase, and non-GAAP gross profit, excluding the inventory adjustment, was $67.3 million. This compares to GAAP gross profit of $63.9 million in the first quarter 2015 and $53.6 million in the fourth quarter of 2015;

•	GAAP gross profit margin was 28.8 percent and non-GAAP gross profit margin was 30.2 percent. This compares to GAAP gross profit margin of 31.0 percent in the first quarter 2015 and 25.0 percent in the fourth quarter 2015;

•	GAAP net loss was $1.7 million, or ($0.04) per share, compared to GAAP net income of $11.1 million, or $0.23 per diluted share, in the first quarter 2015 and a GAAP net loss of $4.8 million, or ($0.10) per share, in the fourth quarter 2015;

•	GAAP net loss includes $7.6 million of Pericom and previous acquisitions-related purchase price accounting adjustments versus $11.1 million in fourth quarter 2015;

•	Non-GAAP adjusted net income was $5.9 million, or $0.12 per diluted share, compared to $12.7 million, or $0.26 per diluted share, in first quarter 2015 and $6.7 million, or $0.14 per diluted share, in fourth quarter 2015;

•	Excluding $2.9 million, net of tax, non-cash share-based compensation expense, GAAP and non-GAAP adjusted net income would have increased by $0.06 per diluted share; and

•	Achieved $25.5 million of cash flow from operations, and $11.9 million of free cash flow, including $13.6 million of capital expenditures. Net cash flow was $18.6 million, which includes the pay down of $14.1 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated, “During the first quarter, we achieved a 370 basis point sequential improvement in non-GAAP gross profit margin as a result of a full quarter of Pericom and improved product mix due to strong growth in our industrial and automotive end markets. In fact, revenue from our automotive market grew over 60 percent from first quarter 2015, reaching a record at 6 percent of revenue as we further expand our presence in this growing market. The broader semiconductor market experienced greater than typical negative seasonality in the quarter due primarily to weakness in PC’s and smartphones. Diodes’ revenue excluding Pericom performed better than the market due to increased content at key customers.

“The integration of Pericom remains on schedule from both a business unit and sales perspective, with these initiatives complete in North America and Europe. Our efforts are now focused on China and the rest of Asia, which should be completed within the second half of the year. We are working very closely with customers and the sales channel in order to maintain consistent work flow and production throughout this process. Overall, I am very pleased with the progress we have made so far and expect to further capitalize on cross-selling opportunities across a broader product portfolio and expanded customer base.

“As we look to the second quarter, we expect to grow revenue sequentially and reduce operating expenses as a percentage of sales as we benefit from additional cost synergies and operational efficiencies. Diodes has a proven track record of integrating acquisitions and realizing the full value of the combined businesses to drive long-term profitable growth, and we have made great strides towards achieving this success with Pericom.”

First Quarter 2016

Revenue for the first quarter 2016 was $222.7 million, which included the first full quarter of revenue contribution from the Pericom acquisition, increasing 8.0 percent from the $206.2 million in the first quarter 2015 and 3.9 percent from the $214.4 million in the fourth quarter 2015. Excluding the revenue from Pericom, Diodes first quarter 2016 revenue was down 4.4 percent sequentially due to softness in the computing market combined with weak domestic demand in China affecting the communications market.

GAAP gross profit for the first quarter 2016 was $64.2 million, or 28.8 percent of revenue, including $3.1 million inventory valuation adjustments related to the Pericom acquisition. Non-GAAP gross profit, excluding the inventory adjustment, was $67.3 million, or 30.2 percent of revenue, compared to 26.5 percent last quarter. GAAP gross profit in the first quarter 2015 was $63.9 million, or 31.0 percent of revenue, and in the fourth quarter 2015 was $53.6 million, or 25.0 percent of revenue. The 370 basis point sequential increase in non-GAAP gross profit margin was due primarily to improved product mix and a full quarter of Pericom.

GAAP operating expenses for the first quarter 2016 were $62.8 million, or 28.2 percent of revenue, and $56.8 million, or 25.5 percent of revenue, on a non-GAAP basis, including $6.0 million of transaction, retention and amortization of acquisition related intangible asset expenses. This compares to GAAP operating expenses of $47.0 million, or 22.8 percent of revenue, in the first quarter 2015 and $60.4 million, or 28.2 percent of revenue, in the fourth quarter 2015.

First quarter 2016 GAAP net loss was $1.7 million, or ($0.04) per share, compared to GAAP net income of $11.1 million, or $0.23 per diluted share, in the first quarter 2015 and GAAP net loss of $4.8 million, or ($0.10) per share, in the fourth quarter 2015.

First quarter 2016 non-GAAP adjusted net income was $5.9 million, or $0.12 per diluted share, which excluded, net of tax, $3.5 million of purchase price accounting costs and $4.1 million of non-cash acquisition-related intangible asset amortization costs. This compares to non-GAAP adjusted net income of $12.7 million, or $0.26 per diluted share, in the first quarter 2015 and $6.7 million, or $0.14 per diluted share, in the fourth quarter 2015.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

		Three Months Ended March 31, 2016
GAAP net loss		$(1,733)

GAAP loss per share		$(0.04)

Adjustments to reconcile net loss to Non-GAAP net income:
M&A Activities
Pericom		6,174
Inventory adjustment	2,907
Transaction costs	302
Retention costs	257
Amortization of acquisition related intangible assets	2,708
Others		1,450
Amortization of acquisition related intangible assets	1,450
Non-GAAP net income		$5,891

Non-GAAP diluted earnings per share		$0.12

(See the reconciliation tables of net income to adjusted net income near the end of the release for further details.)

Included in the first quarter of 2016 GAAP and non-GAAP adjusted net income was approximately $2.9 million, net of tax, of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted EPS would have increased by $0.06 per share for the first quarter 2016 and $0.05 for each of the first quarter 2015 and fourth quarter 2015.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, for the first quarter 2016, was $24.9 million, compared to $35.3 million for the first quarter 2015 and $16.6 million for the fourth quarter 2015. For a reconciliation of GAAP net income to EBITDA, see the table near the end of the release for further details.

For the first quarter 2016, net cash provided by operating activities was $25.5 million. Net cash flow was $18.6 million, which reflects the pay down of $14.1 million of long-term debt. Free cash flow was $11.9 million, which includes $13.6 million of capital expenditures.

Balance Sheet

As of March 31, 2016, the Company had approximately $280 million in cash, cash equivalents and short-term investments, long-term debt totaled approximately $450 million, and working capital was approximately $571 million.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company’s independent registered public accounting firm. As such, these results are subject to revision until the Company files its Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

Business Outlook

Dr. Lu concluded, “For the second quarter of 2016, we expect to grow revenue to a range between $230 million and $240 million, or up 3.3 to 7.7 percent sequentially. We expect GAAP (and non-GAAP) gross margin to be 31.5 percent, plus or minus 2 percent. Non-GAAP operating expenses are expected to be approximately 25 percent of revenue, plus or minus 1 percent. We expect interest expense to be approximately $2.5 million and our income tax rate to be 28 percent, plus or minus 3 percent. Shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 49.5 million. Note that purchase accounting adjustments related to Pericom and previous acquisitions of $4.4 million after tax are not included in these non-GAAP estimates.”

Conference Call

Diodes will host a conference call on Thursday, May 5, 2016 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its first quarter 2016 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 86442139. International callers may join the teleconference by dialing 1-315-625-6979 and enter the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until May 12, 2016 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 86442139. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with an additional facility located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: we are working very closely with customers and the sales channel in order to maintain consistent work flow and production throughout this process; overall, I am very pleased with the progress we have made so far and expect to further capitalize on cross-selling opportunities across a broader product portfolio and expanded customer base; as we look to the second quarter, we expect to grow revenue sequentially and reduce operating expenses as a percentage of sales as we benefit from additional cost synergies and operational efficiencies; Diodes has a proven track record of integrating acquisitions and realizing the full value of the combined businesses to drive long-term profitable growth, and we have made great strides towards achieving this success with Pericom; for the second quarter of 2016, we expect to grow revenue to a range between $230 million and $240 million, or up 3.3 to 7.7 percent sequentially; we expect GAAP (and non-GAAP) gross margin to be 31.5 percent, plus or minus 2 percent; non-GAAP operating expenses are expected to be approximately 25 percent of revenue, plus or minus 1 percent; we expect interest expense to be approximately $2.5 million and our income tax rate to be 28 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 49.5 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; breaches of our information technology systems; and other information including the “Risk Factors,” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
NET SALES	$222,738	$206,182

COST OF GOODS SOLD	158,518	142,269

Gross profit	64,220	63,913

OPERATING EXPENSES
Selling, general and administrative	39,454	31,731
Research and development	18,149	13,309
Amortization of acquisition related intangible assets	5,131	1,922
Others	31	48

Total operating expenses	62,765	47,010

Income from operations	1,455	16,903

OTHER INCOME (EXPENSES)
Interest income	456	298
Interest expense	(2,512)	(1,064)
Gain on securities carried at fair value	—	71
Other	(1,436)	(244)

Total other expenses	(3,492)	(939)

(Loss) income before income taxes and noncontrolling interest	(2,037)	15,964

INCOME TAX PROVISION	(552)	4,187

NET (LOSS) INCOME	(1,485)	11,777

Less: NET INCOME attributable to noncontrolling interest	(248)	(645)

NET (LOSS) INCOME attributable to common stockholders	$(1,733)	$11,132

(LOSS) EARNINGS PER SHARE attributable to common stockholders
Basic	$(0.04)	$0.23

Diluted	$(0.04)	$0.23

Number of shares used in computation
Basic	48,288	47,667

Diluted	48,288	48,978

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2016:

	COGS	Operating Expenses	Income Tax Provision	Net (Loss) Income
Per-GAAP				$(1,733)

Loss per share (Per-GAAP)				$(0.04)

Adjustments to reconcile net income to Non-GAAP net income:
M&A Activities
Pericom				6,174
Inventory adjustment	3,060		(153)
Transaction costs		465	(163)
Retention costs		396	(139)
Amortization of acquisition related intangible assets		3,302	(594)
Others				1,450
Amortization of acquisition related intangible assets		1,829	(379)
Non-GAAP				$5,891

Diluted shares used in computing earnings per share				49,195

Non-GAAP earnings per share
Diluted				$0.12

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.9 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.06 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2015:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$11,132

Earnings per share (Per-GAAP)
Diluted			$0.23

Adjustments to reconcile net income to Non-GAAP net income:
Retention costs	83	(13)	70
Amortization of acquisition related intangible assets	1,922	(395)	1,527
Non-GAAP			$12,729

Diluted shares used in computing earnings per share			48,978

Non-GAAP earnings per share
Diluted			$0.26

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company adjusts United States generally accepted accounting principles (“GAAP”) net income and earnings per share attributable to common stockholders to provide investors a better depiction of the Company’s operating results, allow for a more accurate comparison between the Company’s current and historical operating results and provide a baseline for more informed modeling of future earnings. The Company makes adjustments for inventory acquired, transaction costs, retention costs and amortization of acquisition related intangible assets. The Company also excludes these items to evaluate the Company’s operating performance, develop budgets, determine incentive compensation awards and manage cash expenditure. The presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results and provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments

Inventory adjustments – The Company adjusted the inventory acquired in the Pericom acquisition to account for the reasonable profit allowance for the selling effort on finished goods inventory and the reasonable profit allowance for the effort to complete and sell the work–in-progress inventory. This non-cash fair value adjustment to inventory is not recurring in nature; however it could be recurring to the extent there are additional acquisitions. The Company believes the exclusion of the Pericom inventory adjustment provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Transaction costs – The Company excluded costs associated with acquiring Pericom, which consisted of advisory, legal and other professional and consulting fees. These costs were expensed in the first quarter of 2016 when the costs were incurred and services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of this item provides investors with an enhanced view of certain costs the Company may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such costs.

Retention costs – The Company excluded costs related to employee retention in connection with the Pericom acquisition. Although these retention costs will be recurring every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded. The Company believes the exclusion of retention costs related to the acquisitions provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the first quarter of 2016 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the first quarter of 2016, FCF was $11.9 million ($25.5 million less $13.6 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	March 31,
	2016	2015
Net (loss) income (per-GAAP)	$(1,733)	$11,132
Plus:
Interest expense, net	2,056	766
Income tax provision	(552)	4,187
Depreciation and amortization	25,079	19,172

EBITDA (Non-GAAP)	$24,850	$35,257

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2016	2015
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$237,006	$218,435
Short-term investments	43,051	64,685
Accounts receivable, net	216,507	218,496
Inventories	204,976	202,832
Prepaid expenses and other	42,990	46,103

Total current assets	744,530	750,551

PROPERTY, PLANT AND EQUIPMENT, net	431,192	439,340

DEFERRED INCOME TAXES, non-current	44,892	45,120

OTHER ASSETS
Goodwill	134,125	132,913
Intangible assets, net	191,071	196,409
Other	34,123	34,494

Total assets	$1,579,933	$1,598,827

CURRENT LIABILITIES
Accounts payable	87,429	86,463
Accrued liabilities	72,706	77,801
Income tax payable	2,680	5,117
Current portion of long-term debt	10,290	10,282

Total current liabilities	173,105	179,663

LONG-TERM DEBT, net of current portion	439,948	453,738
DEFERRED TAX LIABILITIES - non current	32,275	32,276
OTHER LONG-TERM LIABILITIES	88,325	90,153

Total liabilities	733,653	755,830

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 48,300,695 and 48,148,077 issued and outstanding at March 31, 2016 and December 31, 2015, respectively	32,512	32,404
Additional paid-in capital	346,131	344,086
Retained earnings	512,547	514,280
Treasury stock, at cost, 466,010 shares held at March 31, 2016 and December 31, 2015	(11,009)	(11,009)
Accumulated other comprehensive loss	(81,612)	(84,416)

Total Diodes Incorporated stockholders’ equity	798,569	795,345
Noncontrolling interest	47,711	47,652

Total equity	846,280	842,997

Total liabilities and equity	$1,579,933	$1,598,827